POWER OF ATTORNEY

Know all by these presents, that the undersigned, as a Section 16 reporting person of ClearPoint Neuro, Inc. (the “Company”) hereby constitutes and appoints each of Joseph M. Burnett, Ellisa Cholapranee, Danilo D’Alessandro, Jeremy Stigall, and Mazin Sabra, signing singly, as the undersigned's true and lawful attorney-in-fact to:

1.

complete and execute for and on behalf of the undersigned, in the undersigned's capacity as a director or executive officer of the Company, a Form ID and Forms 3, 4, and 5 and other forms and all amendments thereto as such attorney-in-fact shall in their discretion determine to be required or advisable pursuant to in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned’s ownership, acquisition or disposition of securities of the Company;

2.

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to timely file such forms with the United States Securities and Exchange Commission, and any stock exchange or similar authority the Company and such other person or agency as the attorney-in-fact shall deem appropriate; and

3.

take any and all other actions of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

By signing below, the undersigned does hereby revoke any and all other power of attorney documents previously and otherwise executed in connection with the undersigned’s obligations as a director or executive officer of the Company to complete, execute and file Form IDs and Forms 3, 4 and 5, any amendment or amendments thereto, or to do and perform any and all such other actions which may be necessary or desirable in connection therewith. The undersigned hereby gives notice to all who have received, relied on or acted upon such previously executed power of attorney documents and all other interested parties that the undersigned withdraws every power and authority thereby given and declares such power of attorney documents null and void and of no further force or effect.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed on

1/15/2025 | 5:02 PM PST.

By: /s/ Timothy T. Richards

Name: Timothy T. Richards